Exhibit 5.1

July 24, 2015

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

Ladies and Gentlemen:

We have acted as special counsel to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law related to the actions taken and proposed to be taken by the Company with respect to the offer and sale from time to time of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to the Company’s 2015 Long-Term Incentive Plan (the “Plan”). We have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to effect the registration of 1,000,000 shares of Common Stock (the “Shares”) under the Plan.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the application of the laws of the State of Maryland, and we express no opinion as to the effect of the laws of any other jurisdiction. Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ WILLIAMS MULLEN

222 Central Park Avenue, Suite 1700 Virginia Beach, VA 23462 T 757.499.8800 F 757.473.0395 williamsmullen.com

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